KPMG LLP Suite 3800 1300 South West Fifth Avenue Portland, OR 97201 Consent of Independent Registered Public Accounting Firm The Board of Directors Nautilus, Inc.: We consent to the use of our reports dated February 26, 2020, with respect to the consolidated balance sheets of Nautilus Inc. as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive (loss) income, shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2019, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2019, incorporated herein by reference. Our report on the consolidated financial statements refers to a change in accounting for Lease as of January 1, 2019 due to the adoption of Financial Accounting Standards Board (FASB) Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842). Portland, Oregon February 26, 2020 KPMG LLP is a Delaware limited liability partnership and the U.S. member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.